UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2015

Shepherd’s Finance, LLC

(Exact name of registrant as specified in its charter)

Commission File Number:  333-203707

Delaware	36-4608739
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

12627 San Jose Blvd., Suite 203, Jacksonville, FL 32223

(Address of principal executive offices, including zip code)

302-752-2688

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement

On December 28, 2015, Shepherd’s Finance, LLC (the “Registrant”) entered into the Tenth Amendment to the Credit Agreement with Benjamin Marcus Homes, L.L.C. (“BMH”) and Investor’s Mark Acquisitions, LLC (“IMA”). Pursuant to the Tenth Amendment to the Credit Agreement, IMA and BMH agreed to purchase, and the Registrant agreed to issue, up to 5 Series B Cumulative Redeemable Preferred Units (the “Preferred Units”). On December 28, 2015, the Registrant and IMA also entered into the Series B Cumulative Redeemable Preferred Unit Purchase Agreement (the “Purchase Agreement”) which governs the terms of the issuance of the Preferred Units to IMA, as described in more detail below.

Authorization of Additional Preferred Units

In addition to the Tenth Amendment to the Credit Agreement and the Purchase Agreement, the parties entered into Amendment No. 3 to the Amended and Restated Limited Liability Company Agreement (“Amendment No. 3”) on December 28, 2015. Pursuant to Amendment No. 3, the Registrant authorized an increase in the aggregate amount of Preferred Units to be issued to IMA and future investors from 10 to 30 Preferred Units. The terms of such future issuances are governed by the terms of Amendment No. 3.

Distribution Rate

Distributions on each Preferred Unit (the “Current Distributions”) shall be payable quarterly, at an annual fixed rate of 10% (the “Pay Rate”), until the redemption of such Preferred Units in accordance with Section 5 of the Amendment (each such period a “Current Distribution Period”). Current Distributions shall be cumulative from the applicable date of issuance at the Pay Rate, and shall be declared and payable quarterly on February 28, May, 31, August 31, and November 30 of each year or, if not a business day, the next succeeding business day, and commenced on May 31, 2015, and will be computed on the basis of a 360 day year and 90 days in the applicable period.

Current Distributions are payable only as a distribution on income. In the event that the Registrant has no net income during any given Current Distribution Period, the amount due is rolled forward to the next Current Distribution Period, which may continue only through the fourth quarter distribution of any year (which occurs in the following year), but no further. Accumulated but unpaid Current Distributions, if any, on the Preferred Units, will not accrue interest.

Redemptions

The Preferred Units may be redeemed by the Registrant, in whole or in part, at the option of the Registrant at any time. The redemption price for the Preferred Units will be equal to a redemption price per unit in cash in an amount equal to (the “Redemption Price”) the sum of the Liquidation Amount plus all accumulated and unpaid Current Distributions thereon to the date of redemption. The Preferred Units to be redeemed shall be determined at the sole discretion of the board of managers of the Registrant.

Covenants

Amendment No. 3 contains a number of covenants applicable to the Registrant, including, but not limited to, certain covenants that require the Registrant to take all necessary steps to ensure that neither the Registrant nor any of its Subsidiaries shall become an “investment company” within the meaning of such term under the Investment Registrant Act of 1940, and covenants that require the Registrant to give to each holder of Preferred Units written notice with regard to events reasonably expected to have a Material Adverse Effect on the Registrant or its Subsidiaries, or the occurrence of a Change of Control as defined in Amendment No. 3.

 Protective Provisions

Pursuant to the terms of Amendment No. 3, the Registrant and its subsidiaries are prohibited from undertaking the following activities while the Preferred Units are outstanding without first obtaining the prior written consent of the holders of a majority of the Preferred Units then outstanding (capitalized terms are as defined in Amendment No. 3):

·	engaging in a Change of Control; or

·	engaging in a sale of all or substantially all of such entity’s assets, tender offer for all or substantially all of its Common Units, shares of common stock or other common equity securities, as the case may be, or other similar transaction.

Issuance of Preferred Units to IMA and BMH

Pursuant to the Tenth Amendment to the Credit Agreement and the Purchase Agreement, the Registrant agreed to issue and sell to IMA and BMH, in multiple closings, up to 5 Preferred Units at a liquidation preference of $100,000 per unit. Specifically, IMA and BMH agreed to purchase 1/10th of a Preferred Unit for $10,000 upon the closing of each lot sold by IMA in the Tuscany subdivision or any subdivisions thereof and each lot sold by BMH in the Hamlets of Springdale subdivision phases 3, 4 and 5.

The foregoing discussion is qualified in its entirety by the Purchase Agreement, Tenth Amendment to the Credit Agreement, and Amendment No. 3, attached hereto as Exhibits 10.1 through 10.3.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

10.1	Series B Cumulative Redeemable Preferred Unit Purchase Agreement

10.2	Tenth Amendment to Credit Agreement

10.3	Amendment No. 3 to the Amended and Restated Limited Liability Company Agreement

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHEPHERD’S FINANCE, LLC

Date: December 31, 2015	By:	/s/ Daniel M. Wallach

Daniel M. Wallach
Chief Executive Officer and Manager